Exhibit 3.1.1

OC - 420328 Certificate Of Incorporation Assistant Registrar of Companies, Cayman Islands. I, LISA MOORE - JERVIS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Columbus Circle Capital Corp II an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 3rd day of April Two Thousand Twenty - Five Given under my hand and Seal at George Town in the Island of Grand Cayman this 3rd day of April Two Thousand Twenty - Five Authorisation Code : 301464468430 www.verify.gov.ky 04 April 2025